UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.  )

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Advaxis, Inc.

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Advaxis announces WITHDRAWAL OF proxy statement PROPOSAL
TO AMEND ITS INCENTIVE PLAN AT THIS TIME

Princeton, NJ – June 6, 2013 – Advaxis, Inc., (OTCBB: ADXS) (“Advaxis” or the “Company”), a leader in developing the next generation of immunotherapies for cancer and infectious diseases, announced that its Board of Directors has decided to no longer seek stockholder approval to amend Advaxis’ 2011 Omnibus Incentive Plan and will withdraw this proposal from the agenda for its Annual Meeting scheduled for June 14, 2013.

Advaxis had originally proposed that its stockholders approve an amendment to the 2011 Omnibus Incentive Plan to increase the number of shares authorized for issuance under the plan by 155,000,000 shares (on a pre-reverse stock split basis), and then later revised this number to 75,000,000 shares (on a pre-reverse stock split basis). This proposal was included as Proposal No. 4 in Advaxis’ definitive proxy statement on Schedule 14A as filed with the U.S. Securities and Exchange Commission on April 30, 2013, and as supplemented to date.

In light of discussions with its stockholders and other interested parties, Advaxis has concluded that stockholder approval of the proposals relating to its certificate of incorporation (Proposal No. 2, the Reverse Stock Split Amendment, and Proposal No. 3, the Authorized Share Decrease Amendment) are more likely to be achieved if Advaxis withdraws consideration of Proposal No. 4 (the incentive plan amendment) from the agenda for its upcoming Annual Meeting.

Because of the importance of the proposals relating to the amendment of Advaxis’ certificate of incorporation to the company and its future plans, the Board of Directors has determined that it is in the best interests of the company and its stockholders to abandon consideration of the proposed amendment of the 2011 Omnibus Incentive Plan to increase the authorized number of shares of common stock at this time in order to help maximize the opportunity for passage of Proposals No. 2 and No. 3. Accordingly, Advaxis is abandoning Proposal No. 4 and it will be withdrawn from the agenda for the upcoming Annual Meeting of Stockholders scheduled for June 14, 2013.

“We believe that management and stockholders’ interests need to be well aligned,” commented Thomas A. Moore, Chairman and CEO of Advaxis. “We are dropping this proposal so there can be no question about this. We continue to believe that the proxy statement, as supplemented and further amended, is in the best interest of all our stockholders and ask for their support. The Board of Directors and management of the company strongly urge stockholders to vote in favor of proposals 2 and 3 relating to Advaxis’ certificate of incorporation. Doing so will position Advaxis to raise sufficient capital to execute its business plans.”

The Annual Meeting of Stockholders of Advaxis, Inc. will be held on June 14, 2013, at 10:00 a.m., Eastern Daylight Time, at the Princeton Marriott, 100 College Road East, Princeton, New Jersey 08540.

About Advaxis, Inc.

Advaxis is a clinical-stage biotechnology company developing the next generation of immunotherapies for cancer and infectious diseases. Advaxis immunotherapies are based on a novel platform technology using live, attenuated bacteria that are bio-engineered to secrete an antigen/adjuvant fusion protein(s) that is designed to redirect the powerful immune response all human beings have to the bacterium to the cancer itself.

ADXS-HPV is currently being evaluated in four clinical trials for human papillomavirus (HPV)-associated diseases: recurrent/refractory cervical cancer (India), locally advanced cervical cancer (GOG/NCI U.S. study, Clinical Trials.gov Identifier NCT01266460), head & neck cancer (CRUK study, Clinical Trials.gov Identifier NCT01598792), and anal cancer (BrUOG study, Clinical Trials.gov Identifier NCT01671488). Advaxis has over 15 distinct immunotherapies in various stages of development, developed directly by Advaxis and through strategic collaborations with recognized centers of excellence such as: the National Cancer Institute, Cancer Research – UK, the Wistar Institute, the University of Pennsylvania, the University of British Columbia, the Karolinska Institutet, and others. For more information please visit: advaxis.com | Facebook | twitter | LinkedIn

For Further Information:

Diana Moore

Director, Investor Relations & Business Development

Advaxis, Inc.

dmoore@advaxis.com

609.452.9814

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